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                                                                    Exhibit 4.48

     THIS FIRST SUPPLEMENTAL INDENTURE, dated as of June 28, 2001, is between AMERIKING, INC., a Delaware corporation (the "Company"), and STATE STREET BANK
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AND TRUST COMPANY (as successor trustee to Fleet National Bank), as trustee
(herein called the "Trustee").
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                             PRELIMINARY STATEMENT

     The Company and the Trustee have entered into an Indenture (herein called the "Indenture"), dated as of December 3, 1996 with respect to the Company's 10
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3/4% Senior Notes due 2006 (the "Senior Notes"). Capitalized terms used herein, not otherwise defined herein, shall have the meanings given them in the Indenture.

     Section 9.02 of the Indenture provides that, under certain circumstances, a supplemental indenture may be entered into by the Company and the Trustee with the written consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Senior Notes. In accordance with the terms of Sections 9.02 and 9.06 of the Indenture, the Company has, by resolution of the Board of Directors, authorized this First Supplemental Indenture. The Trustee has determined that this First Supplemental Indenture is in form satisfactory to it.

     NRE Holdings, Inc., a Delaware corporation and subsidiary of the Company ("NRE Holdings"), has offered its 10 3/4% Senior Notes due 2007 ("NRE Holdings' Senior Notes"), its 13% Senior PIK Notes due 2008 ("NRE Holdings' Senior PIK Notes") and warrants ("NRE Holdings' Warrants") to purchase common stock, par value $.01 per share ("Common Stock"), representing 19.99% of its fully-diluted Common Stock, in exchange for all of the outstanding Senior Notes (the "Exchange Offer") pursuant to the Offering Memorandum/Consent Solicitation Statement, dated June 1, 2001 (as the same may be amended, supplemented or otherwise modified from time to time, the "Offering Memorandum/Consent Solicitation Statement"), and, in connection therewith, the Company solicited consents to proposed amendments to the Indenture. This First Supplemental Indenture evidences the proposed amendments.

     All things necessary to make this First Supplemental Indenture a valid agreement of the Company and the Trustee and a valid amendment of and supplement to the Indenture have been done.

     NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

     For and in consideration of the premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Senior Notes issued under the Indenture from and after the date of this First Supplemental Indenture, as follows:

     Section 1. Amendment to the Indenture.
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                1.1  Deletions.
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     (a)        Section 3.08 of the Indenture is hereby deleted in its entirety.

     (b)        Section 4.05 of the Indenture is hereby deleted in its entirety.

     (c)        Section 4.07 of the Indenture is hereby deleted in its entirety.

     (d)        Section 4.08 of the Indenture is hereby deleted in its entirety.

     (e)        Section 4.09 of the Indenture is hereby deleted in its entirety.

     (f)        Section 4.11 of the Indenture is hereby deleted in its entirety.

     (g)        Section 4.13 of the Indenture is hereby deleted in its entirety.

     (h)        Section 4.14 of the Indenture is hereby deleted in its entirety.

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     (i)       Section 4.15 of the Indenture is hereby deleted in its entirety.

     (j)       Section 5.01 of the Indenture is hereby deleted in its entirety.

               1.2  Conforming Changes.
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     (a)       The definitions of "Asset Sale," "BBI Note," "BKC Designated
               Transfer," "Cash Flow,? "Cash Flow Coverage Ratio," "Change of Control," "Consolidated Interest Expense," "Consolidated Net Income," "Consolidated Net Worth," "Credit Agreement," "Exchange Debentures," "Executive Employment Agreements," "Existing Stockholders," "Jaro Leases," "Net Income," "Net Proceeds," "Offerings," "Other Permitted Indebtedness," "Permitted Liens," "Pro Forma Basis," "Prospectuses," "Redeemable Preferred Stock," "Refinancing Indebtedness," "Restricted Investment," "Restructuring Charges," "Senior Preferred Stock," "SFAS 106," "SFAS 109," "Subordinated Indebtedness," "TJC Agreement" and "Weighted Average Life to Maturity" set forth in Section 1.01 of the Indenture are hereby deleted in their entirety.

     (b)       Section 1.02 of the Indenture is hereby amended as follows:

               (i) The terms "Affiliate Transaction," "Asset Sale Disposition Date," "Asset Sale Trigger Date," "Change of Control Trigger Date," "Excess Proceeds," "Offer," "Other Company Indebtedness," "Other Indebtedness Guarantee," "Purchase Date" and "Restricted Payments" are deleted therefrom; and

               (ii) The terms "Disposition" and "Successor Corporation" shall refer to Section 5.02.

     (c) Subclause (i) of Section 2.04 of the Indenture is hereby deleted in its entirety.

     (d) Section 2.06(h)(ii) of the Indenture is hereby amended by replacing the parenthetical therein with the parenthetical "(other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections
               3.07 and 9.05 hereof)".

     (e) Section 2.09 of the Indenture is hereby amended by deleting "Offer," in the last sentence of such section.

     (f) Section 2.11 of the Indenture is hereby amended by deleting "or pursuant to an Offer" from the parenthetical in the last sentence of such section.

     (g) Article 3 of the Indenture is amended by changing the title of such article to "Optional Redemption".

     (h)       Section 3.01 of the Indenture is hereby amended as follows:

               (i)  the second paragraph is deleted in its entirety; and

               (ii) the words "or Offer" are deleted at the end of the third paragraph.

     (i)       Section 3.02 of the Indenture is hereby amended as follows:

               (i) the words "or if less than all Senior Notes tendered pursuant to an Offer are to be accepted for payment" and "or accepted for payment" are deleted from the first sentence;

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               (ii)  the third sentence is deleted in its entirety;

               (iii) the words "or purchase" and "or purchased" are deleted from the fourth sentence;

               (iii) the words "or tendered pursuant to an Offer" are deleted from the fifth sentence; and

               (iv) the words "or selected for purchase" are deleted from the last sentence.

     (j) The last sentence of Section 4.02(b) of the Indenture is hereby deleted in its entirety.

     (k) The second paragraph of Section 4.03 of the Indenture is hereby amended by replacing the phrase "Section 4.01, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15 or 4.16 or of
               Article 5" with the phrase "Section 4.01, 4.06, 4.10, 4.12 or
               4.16 or of Article 5" where such phrase appears in such paragraph.

     (l) Section 4.06 of the Indenture is hereby amended by deleting the words "Section 4.14 and" from the first sentence.

     (m) Section 4.16(a) of the Indenture is hereby amended and restated in its entirety to read as follows:

                     "From and after the date of original issuance of the Senior Notes, the Company may designate any existing or newly formed or acquired Subsidiary as a Non-Restricted Subsidiary, provided that (A) the Subsidiary to be so designated has total assets of $1,000,000 or less and (B) no Default or Event of Default shall have occurred and be continuing."

     (n)       Section 4.16(b) of the Indenture is hereby amended by deleting the phrase ", immediately before or after giving effect to such action, transaction or series of transactions on a Pro Forma Basis, (i) the Company could incur at least $1.00 of additional Indebtedness pursuant to Section 4.07(a) hereof and (ii)".

     (o) Section 5.02 of the Indenture is hereby amended and restated in its entirety to read as follows:

                     "Upon any consolidation or merger with or into, or sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company to any Person (a "Disposition"), the entity formed by or surviving any such Disposition or the entity to which such Disposition shall have been made (the "Successor Corporation") shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture with the same effect as if such Successor Corporation has been named as the Company herein; provided, however, that neither the Company nor the Successor Corporation shall be released from its Obligation to pay the principal of, and premium, if any, and interest on, the Senior Notes."

     (p) Section 7.05 of the Indenture is hereby amended by deleting the phrase "or any failure to purchase Senior Notes tendered pursuant to an Offer that are required to be purchased by the terms of this Indenture" from the parenthetical.

     (q)       Section 8.01(b) of the Indenture is hereby amended as follows:

               (i) subclause (ii) of the first paragraph of Section 8.01(b) is hereby amended and restated in its entirety to read as follows:

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                         "(ii) its obligations under Sections 4.02, 4.03, 4.06,
                         4.10 and 4.16, and the operation of Sections
                         6.01(a)(iii) through (a)(v) hereof ("covenant defeasance option")".

               (ii) the second sentence of the second paragraph of Section
                    8.01(b) is hereby amended by deleting therefrom the phrase "or because of the Company's failure to comply with Section 5.01(iii) and (iv) hereof".

     (r) Section 8.02(a) of the Indenture is hereby amended and restated in its entirety to read as follows:

                    "the Company irrevocably deposits in trust (the defeasance trust") with the Trustee money or U.S. Government Obligations sufficient for the payment in full of the principal of, premium, if any, and any accrued and unpaid interest on, the Senior Notes then outstanding, as of the maturity date or the redemption date, as the case may be;".

     (s) The fourth paragraph of Section 9.02 of the Indenture is hereby amended by deleting the parenthetical "(other than the provisions of Sections 4.13 and 4.14 hereof)" in its entirety from the third sentence.

     (t) Section 10.02 of the Indenture is hereby amended and restated by replacing the name and address of the Trustee with the following:

                    "State Street Bank and Trust Company
                    2 Avenue de Lafayette
                    Boston, MA 02111
                    Attention: Corporate Trust
                    Telecopier No.: (617) 662-1460"

     Section 2. Effectiveness; Termination
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     (a)       This First Supplemental Indenture is entered into pursuant to and consistent with Section 9.02 of the Indenture, and nothing herein shall constitute an amendment, supplement or waiver requiring the approval of each Holder pursuant to clauses (1) through (6) of the last paragraph of Section
9.02.

     (b) This First Supplemental Indenture shall become effective and binding on the Company, the Trustee and the Holders of the Senior Notes upon the execution and delivery by the parties to this First Supplemental Indenture; provided, however, that the provisions of the Indenture referred to in Section 1 above (such provisions being referred to as the "Amended Provisions") will remain in effect in the form they existed prior to the execution of this First Supplemental Indenture, the deletions and amendments of the Amended Provisions will not become operative, and the terms of the Indenture will not be amended, modified or deleted, in each case unless and until the date and time, if any (the "Closing Date"), that NRE Holdings accepts for exchange pursuant to the Exchange Offer the outstanding Senior Notes validly tendered in exchange for NRE Holdings' Senior Notes, NRE Holdings' Senior PIK Notes and NRE Holdings' Warrants. Upon the Closing Date, the Amended Provisions will automatically be deleted or modified as contemplated by Section 1 above.



     Section 3. Reference to and Effect on the Indenture.
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     (a)       On and after the Closing Date, each reference in the Indenture to
"the Indenture," "this Indenture," "hereunder," "hereof" or "herein" shall mean and be a reference to the Indenture as supplemented by this First Supplemental Indenture unless the context otherwise requires.

     (b) Except as specifically amended above, the Indenture shall remain in full force and effect and is hereby ratified and confirmed.

     Section 4. Governing Law.
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     This First Supplemental Indenture shall be construed and enforced in accordance with, and interpreted under, the internal laws of the State of New York, without reference to the conflict of laws provisions thereof.

     Section 5. Counterparts and Methods of Execution.
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     This First Supplemental Indenture may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties, notwithstanding that all parties have not signed the same counterpart.

     Section 6. Titles.
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     Section titles are for descriptive purposes only and shall not control or alter the meaning of this First Supplemental Indenture as set forth in the text.

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     IN WITNESS WHEREOF, the Company and the Trustee have caused this First
Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized all as of the day and year first above written.

                                      AMERIKING, INC.



                                      By:  /s/ A. Richard Caputo
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                                      Its: Vice President



                                      STATE STREET BANK AND TRUST COMPANY,
                                      as Trustee



                                      By:  /s/ Steven T. Quigley
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                                      Its: Assistant Vice President



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